Exhibit 4.4
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of the capital stock of Pluralsight, Inc. (the "company," "we," "us," and "our") and provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth herein, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K, and to the applicable provisions of Delaware law.
Our authorized capital stock consists of 1,350,000,000 shares of capital stock, $0.0001 par value per share, of which:
•1,000,000,000 shares are designated as Class A common stock;
•200,000,000 shares are designated as Class B common stock;
•50,000,000 shares are designated as Class C common stock; and
•100,000,000 shares are designated as preferred stock.
Pursuant to the terms of our amended and restated certificate of incorporation, no shares of our Class B common stock or Class C common stock may be issued except to a holder of common limited liability units ("LLC Units") of Pluralsight Holdings, LLC ("Pluralsight Holdings") (other than to us or any subsidiary of ours that is a holder of LLC Units), such that after such issuance of Class B common stock or Class C common stock such holder of LLC Units holds an identical number of LLC Units and shares of Class B common stock or Class C common stock, as applicable.
Common Stock
We have three classes of authorized common stock, Class A common stock, Class B common stock, and Class C common stock. The Class A common stock, Class B common stock, and Class C common stock will generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law.
Common Stock Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock, Class B common stock, Class C common stock, and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock and the limits on the amounts received by the holders of our Class B common stock and Class C common stock. Specifically, the holders of our Class B common stock and Class C common stock shall be entitled to receive up to $0.0001 per share of Class B common stock or Class C common stock, respectively, and upon receiving such amount, such holders of our shares of Class B common stock and Class C common stock shall not be entitled to receive any other assets or funds of ours.
Class A Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

No Preemptive or Similar Rights
Our Class A common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.
Class B Common Stock
Dividend Rights
Holders of our Class B common stock do not have any rights to receive dividends.
Voting Rights
Holders of our Class B common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Shares of Class B common stock were issued on a one-for-one basis to the members of Pluralsight Holdings who retained LLC Units ("Continuing Members"), other than Aaron Skonnard and his affiliates, except to the extent such Continuing Member contributed a portion of their LLC Units to Pluralsight, Inc. in exchange for Class A common stock. Accordingly, such Continuing Members, by virtue of their Class B common stock, collectively have a number of votes in Pluralsight, Inc. that is equal to the aggregate number of LLC Units that they hold. When an LLC Unit is exchanged by such holders, a corresponding share of Class B common stock held by the exchanging owner is also exchanged and will be cancelled.
No Preemptive or Similar Rights
Our Class B common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.
Transferability
Shares of Class B common stock are only transferable to the extent permitted by the Fourth Amended and Restated Limited Liability Company Agreement of Pluralsight Holdings (the "Fourth LLC Agreement") and must be transferred together with an equal number of LLC Units.
Class C Common Stock
Dividend Rights
Holders of our Class C common stock do not have any rights to receive dividends.
Voting Rights
Holders of our Class C common stock are entitled to 10 votes for each share held on all matters submitted to a vote of stockholders. All outstanding shares of Class C common stock are held by Aaron Skonnard and certain of his associated entities. Accordingly, Aaron Skonnard and his associated entities, by virtue of their Class C common stock, collectively have 10 times the number of votes in Pluralsight, Inc. as compared to the aggregate number of LLC Units that they hold. When a LLC Unit is exchanged by such holders, a corresponding share of Class C common stock held by the exchanging owner is also exchanged and will be cancelled. Under our amended and restated certificate of incorporation, approval of the holders of a majority of our Class C common stock is required to increase the number of authorized shares of our Class C common stock. Until the final conversion of all outstanding shares of Class C common stock pursuant to the terms of our amended and restated certificate of incorporation, our Class C common stock will have the right to vote as a separate class to amend or modify any provision of our amended and restated certificate of incorporation inconsistent with, or that otherwise alters, any provision of our amended and restated certificate of incorporation to modify the voting or conversion rights of our Class C common stock.
No Preemptive or Similar Rights
Our Class C common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.
Transferability
Shares of Class C common stock are only transferable to the extent permitted by the Fourth LLC Agreement and must be transferred together with an equal number of LLC Units.

Conversion
Each share of Class C common stock is convertible at any time at the option of the holder into one share of Class B common stock. Shares of Class C common stock will automatically convert into shares of Class B common stock upon sale or transfer (other than with respect to certain transfers described in our amended and restated certificate of incorporation, including transfers for estate planning or tax planning purposes to an affiliate where sole voting control with respect to the shares of Class C common stock is retained by the transferring holder, other than with respect to certain trusts associated with Mr. Skonnard). In the event of Aaron Skonnard’s death or disability, the shares of Class C common stock held by Mr. Skonnard shall immediately convert into shares of Class B common stock, unless at such time there is a designated proxy holder, as described in our amended and restated certificate of incorporation, that holds exclusive voting control over such shares of Class C common stock, in which case such shares of Class C common stock will convert into shares of Class B common stock upon the earlier of (i) nine months after the death or disability of Mr. Skonnard and (ii) the date upon which the designated proxy holder ceases to hold exclusive voting control of such shares of Class C common stock.
Each share of Class C common stock will also convert automatically into one share of Class B common stock upon (i) Mr. Skonnard’s termination for cause, as described in our amended and restated certificate of incorporation, from employment with us, Pluralsight Holdings, or any subsidiary thereof, (ii) the date that is seven years following the completion of our initial public offering, (iii) the date that is one year after Mr. Skonnard resigns from his position as our Chief Executive Officer and is no longer serving as Chairman of our board of directors, and (iv) the date when Mr. Skonnard, his family group, and their respective associated entities, hold shares of Class C common stock equal to less than 25% of the shares of Class C common stock held by Mr. Skonnard, his family group, and their respective associated entities as of the date of the filing of our amended and restated certificate of incorporation.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law and the listing standards of Nasdaq to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A, Class B, or Class C common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A, Class B, and Class C common stock. We have no current plan to issue any shares of preferred stock.
Anti-Takeover Provisions
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, and include the following:
Multiple Class Stock. As described above, our amended and restated certificate of incorporation provides for a multiple class common stock structure, which provides Aaron Skonnard and his affiliates with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Issuance of Undesignated Preferred Stock. As discussed above, our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Board of Directors Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors can be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairperson of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause.
Amendment of Charter and Bylaws Provisions. Any amendment of the above provisions in our amended and restated certificate of incorporation and amended and restated bylaws requires approval by holders of at least two-thirds of the voting power of our then outstanding capital stock.
Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Exclusive Forum
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees of ours or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in substantially all cases. Our amended and restated bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for any action asserting a claim arising pursuant to the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8300.
Listing
Our Class A common stock is listed on Nasdaq under the symbol “PS”.